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Exhibit 15.2

KPMG LLP Chartered Accountants Yonge Corporate Centre 4100 Yonge St. Suite 200 North York, ON M2P 2H3	Telephone Fax Internet	(416) 228-7000 (416) 228-7123 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Celestica Inc.

        We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-9500, 333-9822, 333-9780, 333-71126, 333-66726, 333-63112, 333-88210 and 333-113591) and on Forms F-3 (Nos. 333-12272, 333-50240, 333-69278 and 333-113728) of Celestica Inc. of our reports dated February 14, 2007, with respect to the consolidated balance sheets of Celestica Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 20-F of Celestica Inc.

Toronto, Canada March 20, 2007	/s/ KPMG LLP Chartered Accountants

                KPMG, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM